Exhibit 99.1

ARMOUR RESIDENTIAL REIT, INC. ANNOUNCES PUBLIC OFFERING OF 26,000,000 SHARES OF COMMON STOCK

VERO BEACH, Fla. – March 8, 2012 – ARMOUR Residential REIT, Inc. (NYSE: ARR – News) (NYSE Amex: ARR.WS) (“ARMOUR” or the “Company”) announced today that it is commencing an underwritten public offering of 26,000,000 shares of common stock.  ARMOUR expects to grant the underwriters a 30-day option to purchase up to 3,900,000 additional shares of common stock.

Deutsche Bank Securities Inc. and BofA Merrill Lynch are acting as joint book-running managers of the offering.

The Company intends to use the net proceeds of the offering to acquire additional agency securities as market conditions warrant and for general corporate purposes.

A registration statement relating to the offered securities has been declared effective by the Securities and Exchange Commission (“SEC”). The offering is being made only by means of a prospectus supplement and accompanying base prospectus. Copies of the preliminary prospectus supplement and the related prospectus for the proposed offering may be obtained by contacting: Deutsche Bank Securities Inc., Attention: Prospectus Department, Harborside Financial Center, 100 Plaza One, Jersey City, NJ 07311-3988, by calling (800) 503-4611, or by emailing prospectus.cpdg@db.com or from BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department or email dg.prospectus_requests@baml.com.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

ARMOUR Residential REIT, Inc.

ARMOUR is a Maryland corporation that invests primarily in hybrid adjustable rate, adjustable rate and fixed rate residential mortgage-backed securities (“RMBS”) issued or guaranteed by U.S. Government-chartered entities. ARMOUR is externally managed and advised by ARMOUR Residential Management LLC (“ARRM”). ARMOUR Residential REIT, Inc. has elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, commencing with ARMOUR's taxable year ended December 31, 2009.

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ARMOUR Residential REIT, Inc. Announces Public Offering of 26,000,000 Shares
of Common Stock
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March 8, 2012

Safe Harbor

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.

Investor Contact:

Jeffrey Zimmer
Co-Chief Executive Officer, President and Co-Vice Chairman
ARMOUR Residential REIT, Inc.
(772) 617-4340